EXHIBIT 99.1

CONSOLIDATED FINANCIAL STATEMENTS

Actient Holdings LLC
Years Ended December 31, 2012 and 2011
With Report of Independent Auditors

Actient Holdings LLC

Consolidated Financial Statements

Years Ended December 31, 2012 and 2011

Report of Independent Auditors

The Board of Directors

Actient Holdings LLC

We have audited the accompanying consolidated financial statements of Actient Holdings LLC, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations and comprehensive (loss) income, changes in members’ equity, and cash flows for each of the three years in the period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Actient Holdings LLC at December 31, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

March 18, 2013

Actient Holdings LLC

Consolidated Balance Sheets

(In Thousands)

	December 31
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$15,513	$10,396
Accounts receivable, net	8,042	12,535
Inventories, net	8,902	11,135
Prepaid expenses and other current assets	2,294	2,144
Total current assets	34,751	36,210

Property and equipment, net	20,447	1,477
Goodwill	57,741	52,731
Intangible assets, net	177,040	203,444
Deferred financing costs, net	2,565	2,529
Other assets	3,297	4,013
Total assets	$295,841	$300,404

Liabilities and members’ equity
Current liabilities:
Accounts payable	$4,821	$5,836
Accrued product returns	6,675	6,174
Accrued compensation and benefits	3,124	2,652
Other accrued expenses and liabilities	2,373	2,973
Current portion of term loan	4,832	3,500
Current portion of royalty obligations	19,106	13,005
Total current liabilities	40,931	34,140

Term loan, net of current portion and discount	84,853	64,386
Senior subordinated debt	20,309	20,000
Royalty obligations, net of current portion	38,554	35,794
Income tax payable	2,873	2,657
Deferred taxes	43,458	45,147
Total liabilities	230,978	202,124

Commitments and contingencies

Members’ equity:
Class A preferred units: $1,000 per unit	121,721	112,282
Common units: $1.00 per unit	2,954	2,938
Receivable from common unitholders	—	(698)
Accumulated deficit	(59,812)	(16,242)
Total members’ equity	64,863	98,280
Total liabilities and members’ equity	$295,841	$300,404

See accompanying notes to consolidated financial statements.

Actient Holdings LLC

Consolidated Statements of Operations and Comprehensive (Loss) Income

(In Thousands)

	Year Ended December 31
	2012	2011	2010

Net revenues	$114,884	$58,587	$16,738
Cost of sales (exclusive of items shown separately below)	29,899	14,241	4,320
Gross profit	84,985	44,346	12,418

Operating expenses:
Regulatory and medical affairs	1,203	370	132
Research and development	1,906	—	—
Selling, general, and administrative	42,143	18,008	4,350
GTCR management fee — related party	500	500	208
Depreciation and amortization	28,885	9,461	3,627
Change in fair value of contingent consideration	20,278	2,456	—
Intangible assets impairment	—	3,198	—
Total operating expenses	94,915	33,993	8,317

(Loss) income from operations	(9,930)	10,353	4,101

Other (expense) income:
Transaction-related expenses and fees	(209)	(2,388)	(4,386)
Change in fair value of interest rate cap	(16)	(146)	41
Change in fair value of interest rate swap	(225)	—	—
Realized loss on interest rate swap	(126)	—	—
Loss on extinguishment of debt	—	(1,358)	—
Interest expense, net	(14,042)	(5,256)	(2,588)
Other, net	(205)	—	—
(Loss) income before income taxes	(24,753)	1,205	(2,832)
Income tax benefit	589	62	50
Net (loss) income	$(24,164)	$1,267	$(2,782)

The Company has no additional items to disclose that are necessary to arrive at comprehensive (loss) income.

See accompanying notes to consolidated financial statements.

Actient Holdings LLC

Consolidated Statements of Changes in Members’ Equity

(In Thousands)

					Receivable
	Class A				From
	Preferred Units		Common Units		Common	Accumulated
	Units	Amount	Units	Amount	Unitholders	Deficit	Total

Balance at January 1, 2010	—	$—	1,192,536	$1,182	$(192)	$(1,391)	$(401)
Issuance of Class A preferred units	42,107	41,693	—	—	—	—	41,693
Issuance of common units	—	—	1,736,966	1,722	—	—	1,722
Issuance of receivable from common unitholders	—	—	—	—	192	—	192
Accumulated yield due on Class A preferred units	—	1,452	—	—	—	(1,452)	—
Net loss	—		—	—	—	(2,782)	(2,782)
Balance at January 1, 2011	42,107	43,145	2,929,502	2,904	—	(5,625)	40,424
Issuance of Class A preferred units	65,481	64,842	—	—	—	—	64,842
Issuance of common units	—	—	34,217	34	—	—	34
Issuance of receivable from common unitholders	—	—	—	—	(698)	—	(698)
Accumulated yield due on Class A preferred units	—	4,295	—	—	—	(4,295)	—
Cash distributions	—	—	—	—	—	(7,589)	(7,589)
Net income	—	—	—	—	—	1,267	1,267
Balance at December 31, 2011	107,588	112,282	2,963,719	2,938	(698)	(16,242)	98,280
Issuance of Class A preferred units	91	91	—	—	—	—	91
Issuance of common units	—	—	16,278	16	—	—	16
Payment of receivable from common unitholders	—	—	—	—	698	—	698
Accumulated yield due on Class A preferred units	—	9,348	—	—	—	(9,348)	—
Cash distributions	—	—	—	—	—	(10,058)	(10,058)
Net loss	—	—	—	—	—	(24,164)	(24,164)
Balance at December 31, 2012	107,679	$121,721	2,979,997	$2,954	$—	$(59,812)	$64,863

See accompanying notes to consolidated financial statements.

Actient Holdings LLC

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31
	2012	2011	2010
Operating activities
Net (loss) income	$(24,164)	$1,267	$(2,782)
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	28,885	9,461	3,627
Loss on disposal of fixed assets	217	—	—
Intangible assets impairment	—	3,198	—
Amortization of debt issuance costs	1,125	829	206
Loss on debt extinguishment	—	1,358	—
Non-cash interest expense on contingent consideration	5,907	1,450	1,366
Change in fair value of interest rate cap	16	146	(41)
Change in fair value of interest rate swap	225	—	—
Change in fair value of contingent consideration	20,278	2,456	—
Changes in deferred taxes	(2,282)	(637)	(173)
Changes in operating assets and liabilities:
Accounts receivable, net	4,493	(2,987)	(4,240)
Inventories, net	1,801	(1,618)	(2,755)
Prepaid expenses and other assets	530	(2,277)	(565)
Accounts payable	(870)	(2,044)	3,635
Accrued product returns	501	4,295	1,879
Accrued compensation and benefits	472	652	268
Other accrued expenses and liabilities	(478)	(1,740)	2,223
Accrued paid-in-kind interest	309	—	—
Accrued management fee due to GTCR-related party	—	(875)	500
Net cash provided by operating activities	36,965	12,934	3,148

Investing activities
Equipment and furniture purchases	(1,411)	(691)	(74)
Acquisitions, net of cash acquired	(24,498)	(120,209)	(61,292)
UCB Transaction option purchase price payment	(6,802)	—	(875)
Net cash used in investing activities	(32,711)	(120,900)	(62,241)

Actient Holdings LLC

Consolidated Statements of Cash Flows (continued)

(In Thousands)

	Year Ended December 31
	2012	2011	2010
Financing activities
Proceeds from revolving loan	$—	$3,000	$—
Payments on revolving loan	—	(3,000)	—
Proceeds from term loan	26,300	45,000	30,000
Payments on term loan	(4,499)	(3,125)	(1,875)
Proceeds from senior subordinated loan	—	20,000	—
Deferred financing costs	(1,163)	(4,901)	(2,136)
Royalty payments — contingent consideration on acquisition	(10,522)	(5,842)	—
Capital contributions, net of issuance costs	107	64,178	43,415
Cash distributions	(10,058)	(7,589)	—
Payment of receivable from common unitholders	698	—	192
Net cash provided by financing activities	863	107,721	69,596

Net increase (decrease) in cash and cash equivalents	5,117	(245)	10,503
Cash and cash equivalents at beginning of year	10,396	10,641	138
Cash and cash equivalents at end of year	$15,513	$10,396	$10,641

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest expense	$6,881	$3,050	$1,057
Income taxes	1,678	882	—

Non-cash investing and financing activities:
Equipment and furniture purchases included in accounts payable	—	144	—
Issuance of receivable from common unitholders	—	698	—
Final adjustments to allocation of purchase price for Slate Pharmaceuticals, Inc.	942	—	—

See accompanying notes to consolidated financial statements.

Actient Holdings LLC

Notes to Consolidated Financial Statements

December 31, 2012

1. Description of Business

Actient Holdings LLC and its wholly owned subsidiaries (collectively, Actient or the Company) is a specialty pharmaceutical company focused on therapeutics to improve patient outcomes. Actient Holdings LLC was formed pursuant to a certificate of formation filed in the state of Delaware on February 27, 2009, with the business purpose to acquire companies and products with a focus on select physician specialties. The Company is majority-owned by affiliates of GTCR Golder Rauner II LLC (collectively, GTCR). The Company operates in the United States with corporate headquarters located in Lake Forest, Illinois; offices in Eden Prairie, Minnesota, and Raleigh, North Carolina; and a manufacturing facility in Rye, New York.

On July 22, 2010, Actient Pharmaceuticals, Inc. was merged into Actient Pharmaceuticals LLC. The Company commenced commercial operations in July 2010, with the completion of a transaction to license and acquire six pharmaceutical products from UCB, Inc. (UCB). On January 20, 2011, the Company acquired all the membership interests of Timm Medical Holdings, LLC and its wholly owned subsidiary, Timm Medical Technologies, Inc., a recognized leader in products and services for the diagnosis and treatment of urological disorders. On April 20, 2011, the Company acquired the U.S. rights to the pharmaceutical product Striant®, from Columbia Laboratories, Inc. On December 29, 2011, the Company acquired all of the capital stock of Slate Pharmaceuticals, Inc. (Slate) through a reverse subsidiary merger transaction. Slate is a urology specialty therapeutics company that markets Testopel®, the only long-acting implantable testosterone product on the market in the U.S.

The Company established Actient Therapeutics LLC on April 1, 2012. Actient Pharmaceuticals LLC and Slate entered into an intercompany contribution agreement with Actient Therapeutics LLC on April 1, 2012, whereby substantially all of Slate’s assets and liabilities were contributed to Actient Therapeutics LLC in exchange for 100 preferred units and 5 common units.

On June 20, 2012, the Company acquired the assets of Bartor Pharmacal (Bartor), the manufacturer of Testopel. See Note 3 for additional information on the Company’s acquisitions.

As a result of the acquisitions, the Company has aligned its internal management reporting to reflect a total of three reportable segments. These segments reflect the level at which executive management regularly reviews financial information to assess performance and to make decisions about resources to be allocated. The three reportable business segments in which the Company operates are the Branded Pharmaceuticals segment, the Non-Drug Medical Devices and Services segment, and the Testosterone Replacement Therapy (TRT) segment.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

1. Description of Business (continued)

The branded pharmaceutical segment includes the following products:

•                  Edex® is indicated for the treatment of erectile dysfunction due to neurogenic, vasculogenic, psychogenic, or mixed etiology.

•                  Theo-24® is indicated for the treatment of the symptoms and reversible airflow obstruction associated with chronic asthma and other chronic lung diseases.

•                  Dilatrate®-SR sustained release capsules are indicated for the prevention of angina pectoris due to coronary artery disease.

•                  Levatol® is indicated in the treatment of mild to moderate arterial hypertension.

•                  Robaxin® and Robaxin®750 are indicated as an adjunct to rest, physical therapy, and other measures for the relief of discomfort associated with acute, painful musculoskeletal conditions.

•                  Semprex®-D Capsules are indicated for relief of symptoms associated with seasonal allergic rhinitis.

•                  Striant is indicated for men who require testosterone replacement therapy for a deficiency or absence of endogenous testosterone associated with hypogonadism.

The non-drug medical device segment includes the Osbon ErecAid® vacuum therapy system that is indicated for the treatment of erectile dysfunction.

The TRT segment includes Testopel (implantable hormones) that is indicated for treatment of male testosterone deficiency as well as androgen (steroid) deficiency.

The Company primarily sells its branded pharmaceutical products through wholesalers in the United States who in turn supply products to pharmacies, hospitals, governmental agencies, and physicians. The Company utilizes an outsourcing business model for these branded pharmaceutical products, relying on third parties to manufacture, warehouse, and provide logistics, order management, sales invoicing, and accounts receivable management services. Testopel and non-drug medical devices are sold via a direct sales force in the United States. The Company sells non-drug medical devices through distributors for international

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

1. Description of Business (continued)

markets. Overall, the Company is focused on growth through sales of acquired marketed products and through potential acquisition or licensing of products or acquisition of companies.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the assets, liabilities, and results of operations of Actient Holdings LLC and its wholly owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Financial Statement Presentation

The accounting and reporting policies of the Company conform to U.S. generally accepted accounting principles (GAAP). Certain previously reported amounts presented have been reclassified to conform to current-year presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

The Company recognizes revenue for its branded pharmaceutical products upon the delivery of goods, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company provides for chargebacks (primarily related to its sales to government entities, such as the U.S. Veterans Administration), rebates, returns, and other adjustments in the same period the related product sales are recorded (as more fully described in Note 9). Reserves for these government chargebacks, rebates, returns, and other adjustments are based upon analysis of historical data. Each period, the Company reviews its reserves for government chargebacks, rebates, returns, and other adjustments based on data available at that time. Any adjustment to these reserves results in charges to revenue.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

For non-drug medical devices, revenue is recognized upon the shipment of goods or upon the delivery of goods, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company records estimated sales returns and discounts as a reduction of net sales in the period revenue is recognized. The Company maintains an allowance for these returns and reduces reported revenue for expected returns from shipments each reporting period. This allowance is not significant and is based on historical and current trends in product returns.

Testopel is sold under a buy-and-bill model. Under this model, the TRT customers are health care providers who maintain a stock of Testopel for future patient procedures. Revenue is recognized for the TRT products upon the delivery, whereupon title passes, all obligations have been fulfilled, and collection of the related receivable is fixed, determinable, probable, and reasonably assured. The Company offers volume discounts and discounts for credit card payments when customer orders are received, and these discounts are recognized when the related product sales are recorded.

Shipping and handling fees billed to customers are recognized in net revenues. Other shipping and handling costs are included in the cost of sales.

Cost of Sales

Cost of sales includes all costs directly related to bringing both purchased and manufactured products to their final selling destination. It includes purchasing and receiving costs and direct and indirect costs to manufacture products, including direct materials, direct labor, and direct overhead expenses necessary to acquire and convert purchased materials and supplies into finished goods.

Cash and Cash Equivalents

The Company considers all highly liquid money market instruments with an original maturity of three months or less when purchased to be cash equivalents. These amounts are stated at cost, which approximates fair value. At December 31, 2012, cash equivalents were deposited in a financial institution and consisted of immediately available fund balances. The Company maintains its cash deposits and cash equivalents with one well-known and stable financial institution. However, it has a significant amount of cash and cash equivalents in excess of federally insured limits. This represents a concentration of credit risk. The Company has not experienced any losses on its deposits of cash and cash equivalents to date.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

In connection with its Credit Agreement, as more fully described in Note 5, the Company has entered into Blocked Account Control Agreements by and among the Company, the Lenders’ Agent (Agent), and a depository bank to grant the Agent a security interest in the Company’s primary depository account.

Inventories

Inventories consist primarily of finished goods currently approved for marketing. Inventories are stated at the lower of cost (first-in, first-out basis) or market value. Market value for raw materials is stated at cost. The components of inventories, net of valuation reserves, are as follows (in thousands):

	2012	2011

Raw materials	$1,650	$214
Work-in-process	169	—
Finished goods	7,083	10,921
	$8,902	$11,135

The Company establishes reserves for its inventory to reflect situations in which the cost of the inventory is not expected to be recovered. In evaluating whether inventory is stated at the lower of cost or market, management considers such factors as the amount of inventory on hand, estimated time required to sell such inventory, remaining shelf life, and current expected market conditions, including level of competition. The Company records provisions for inventory to cost of sales. The reserve for inventory obsolescence at December 31, 2012 and 2011, was $4.1 million and $3.2 million, respectively. The increase in the inventory valuation reserve relates to products received under the UCB supply agreement as discussed further in Note 7.

Property and Equipment, net

Property and equipment are stated at cost, less accumulated depreciation. The cost of repairs and maintenance is expensed when incurred, while expenditures for refurbishments and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Provisions for depreciation are computed for financial reporting purposes using the straight-line method over the estimated useful life of the related asset as follows:

Office furniture and fixtures	3 to 7 years
Machinery and equipment	3 to 5 years
Computer software and hardware	3 years
Leasehold and building improvements	Shorter of 4.5 to 7 years or remaining lease term

A summary of property and equipment at December 31, 2012 and 2011, is as follows (in thousands):

	2012	2011

Land	$430	$—
Office furniture and fixtures	478	299
Machinery and equipment	20,612	384
Computer software and hardware	302	182
Leasehold and building improvements	551	139
	22,373	1,004
Less allowance for depreciation	(2,633)	(145)
	19,740	859
Construction in process	707	618
	$20,447	$1,477

Depreciation expense was $2.5 million, $0.1 million, and less than $0.1 million for 2012, 2011, and 2010, respectively.

During 2012, the Company acquired certain assets of Bartor (see Note 3), including machinery and equipment with a fair value of $20 million. For the year ended December 31, 2012, the Company incurred construction in process costs of less than $0.1 million. This spending relates to improvements made to the Bartor facility. For the year ended December 31, 2011, the Company incurred construction in process costs of $0.6 million. This spending supports the relocation of the Theo-24 manufacturing process to Georgia.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Upon sale or retirement of assets, the cost of the assets and the related accumulated depreciation are removed from the accounts, and the resulting gain or loss, if any, is included in the statements of operations and comprehensive (loss) income. During 2012, the Company disposed of furniture and equipment at Slate, resulting in a loss on disposal of $0.2 million. There were no sales or retirements of property and equipment during 2011 or 2010.

Goodwill

Goodwill represents the assets acquired in a business combination or product line acquisition that are not individually identified and separately recognized. Goodwill is carried at its initial value, subject to annual evaluation for impairment.

Goodwill is tested for impairment annually or more frequently if changes in circumstances or the occurrence of events suggest that impairment may exist. The Company estimated the fair value of its reporting units used in its annual goodwill impairment analysis based on projected earnings and cash flows of the reporting units. The Company’s valuation is primarily based on qualitative and quantitative assessments regarding the fair value of goodwill relative to its carrying value. The Company performed its annual goodwill impairment tests as of September 30, 2012, and determined that no impairment charges were necessary.

None of the goodwill related to the Slate and Timm acquisitions will be deductible for tax purposes. The goodwill associated with the Bartor asset acquisition and the UCB product line acquisitions will be deductible for tax purposes.

A rollforward of goodwill from December 31, 2011, to December 31, 2012, is as follows (in thousands):

Beginning balance	$52,731
Acquisitions (see Note 3)	4,570
Slate purchase price allocation adjustments	440
Ending balance	$57,741

The purchase price allocation for Slate was preliminary as of December 31, 2011, and was finalized during 2012 as additional information about the fair value of assets and liabilities became available. See Note 3.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Intangible Assets

Intangible assets that are acquired either individually or with groups of other assets are initially recognized and measured based on fair value. Intangible assets consist primarily of acquired product rights, customer relationships, and trade names. Costs for intangible assets are capitalized as incurred and are amortized on a straight-line basis over their estimated useful lives, which range from 5 years to 15 years. Amortization begins once approval by the Food and Drug Administration (FDA)l has been obtained and commercialization of the product begins. Amortization expense was $26.4 million, $9.4 million, and $3.6 million for the years ended December 31, 2012, 2011, and 2010, respectively.

The following represents the balance of the intangible assets at December 31, 2012 (dollar amounts in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Weighted Average Remaining Amortization Period

Acquired product rights	$200,577	$(35,765)	$164,812	7 years
Customer relationships	9,700	(1,887)	7,813	8 years
Trade names	4,400	(570)	3,830	13 years
Licensed technology	702	(117)	585	8 years
Manufacturing agreement	1,500	(1,500)	—	0 years
	$216,879	$(39,839)	$177,040

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

The following represents the balance of the intangible assets at December 31, 2011 (in thousands):

	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount

Acquired product rights	$200,577	$(10,695)	$189,882
Customer relationships	9,700	(916)	8,784
Trade names	4,400	(277)	4,123
Licensed technology	702	(47)	655
Manufacturing agreement	1,500	(1,500)	—
	$216,879	$(13,435)	$203,444

During 2010, the Company acquired the product rights for Dilatrate and Levatol from UCB. These are late-stage product lines, and the Company had experienced a more significant rate of sales decline than originally estimated for these two products. During 2011, the Company determined that an indicator of impairment existed and performed further analysis to measure the impairment.

The Company estimated the fair value of these two products as of December 31, 2011, based on a discounted cash flow model. Based on these estimates, the carrying value of these products exceeded their fair value by $2.8 million.

In addition, the Company reduced its estimated useful lives for these products during 2011 based on the dates that cash flows for these products are expected to become negative.

Acquired Product Rights	Original Estimated Useful Life	Revised Estimated Useful Life

Dilatrate	10 years	4.5 years
Levatol	8 years	7.5 years

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

For the year ended December 31, 2011, the Company recognized a gross impairment loss of $3.2 million related to the Dilatrate and Levatol acquired product rights. This impairment loss was comprised of a $2.8 million reduction in estimated fair value for these products and a $0.4 million loss resulting from the reduction in estimated useful lives for these products.

The amortization expense of acquired intangible assets for each of the following five years is estimated to be as follows (in thousands):

Year Ended December 31:
2013	26,376
2014	26,121
2015	25,865
2016	25,865
2017	25,657

Impairment of Long-Lived Assets

The Company evaluates other long-lived assets, including intangible assets with definite lives, for impairment periodically or whenever events or other changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. An evaluation of recoverability is performed by comparing the carrying values of the assets to projected future cash flows, in addition to other quantitative and qualitative analyses. Upon indication that the carrying values of such assets may not be recoverable, the Company recognizes an impairment loss as a charge against current operations. Judgments made by the Company related to the expected useful lives of long-lived assets and the ability of the Company to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as changes in economic conditions and changes in operating performance. In addition, the Company regularly evaluates its other long-lived assets and may accelerate depreciation or amortization over the revised useful life if the asset has limited future value.

Deferred Financing Costs, Net

Deferred financing costs related to the issuance of debt are amortized using the effective interest method over the term of the related debt instrument. Deferred financing fees, net of accumulated amortization, were $2.6 million and $2.5 million at December 31, 2012 and 2011, respectively. See Note 5 for further background on transactions affecting deferred financing costs during 2012 and 2011.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Company entered into an interest rate swap agreement during February 2012, the objective of which is to fix the rate of interest owed on a loan with a variable rate. The interest rate swap has a notional amount of $25 million at December 31, 2012. The interest rate swap matures in February 2016. The Company pays to the counterparty a monthly fixed rate of 0.895% of the notional amount of the interest rate swap. The difference between the total payment to the counterparty and the floating rate owed to the lender is included in realized loss on interest rate swap on the accompanying consolidated statements of operations and comprehensive (loss) income. The floating rate owed to the lender is based on LIBOR and this amount is included in interest expense on the accompanying consolidated statements of operations and comprehensive (loss) income. The swap does not qualify for hedge accounting treatment. Therefore, the change in fair value of the remaining swap is recorded as an unrealized non-operating loss in the accompanying consolidated statements of operations and comprehensive (loss) income. The $0.2 million fair value of the interest rate swap is recorded in other accrued expenses and liabilities in the consolidated balance sheets.

In addition, the Company has an interest rate cap that matures on September 30, 2014. The Company maintains this instrument on its term loan for the sole purpose of cash flow risk management. This term note exposes the Company to variability in interest payments due to changes in interest rates. The derivative instrument does not meet hedge accounting treatment criteria. The Company’s interest rate cap is recorded in other assets on the consolidated balance sheets at fair value. The change in fair value of the derivative instrument is recorded as change in fair value of interest rate cap in the accompanying consolidated statements of operations and comprehensive (loss) income.

Income Taxes

Provisions for income taxes (when applicable) are calculated on reported pre-tax income based on current tax laws, statutory tax rates and available tax incentives, and planning opportunities in various jurisdictions in which the Company operates. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. The Company recognizes deferred taxes based on the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred income taxes are recognized for differences between the consolidated financial statement and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which the differences are expected to reverse.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

2. Summary of Significant Accounting Policies (continued)

Significant judgment is required in determining income tax provisions and evaluating tax positions. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that a tax benefit will not be realized. The factors used to assess the likelihood of realization are the Company’s earnings history, forecast of future taxable income, and available tax planning strategies that could be implemented to realize the net deferred tax assets. Failure to achieve forecasted taxable income in applicable tax jurisdictions could affect the ultimate realization of deferred tax assets and could result in an increase in the Company’s effective tax rate on future earnings. The effect on deferred tax assets and liabilities of a change in tax rate is recognized in operations in the period that includes the enactment date.

The Company evaluates its uncertain tax positions in accordance with Accounting Standards Codification (ASC) 740, Income Taxes. For tax positions meeting the more-likely-than-not threshold, the amount recognized in the consolidated financial statements is the largest amount of benefit determined on a cumulative probability basis that is more likely than not to be realized upon ultimate settlement. Details regarding uncertain tax positions are provided in Note 10.

Product Warranty Costs

The Company provides a warranty allowance to cover estimated costs of its non-drug medical devices over the related warranty period. Warranty costs are included as part of cost of sales. On an ongoing basis, the product warranty accrual is adjusted for current trends or specific warranty obligations.

3. Acquisitions

Effective July 29, 2010, the Company completed a transaction to license and acquire six pharmaceutical products (the Products) from UCB, Inc., a subsidiary of UCB SA, an international biopharmaceutical company based in Brussels, Belgium (UCB Transaction). In the UCB Transaction, the Company acquired (a) rights to manufacture, distribute, promote, market, and sell the Products in the United States of America and all of its territories and possessions; (b) UCB’s inventory of the Products; and (c) the option to purchase the Products licensed hereunder at the designated option closing date of November 30, 2012. The Company acquired substantially all the rights to the Products upon closing of the UCB Transaction, and the Company exercised the option to purchase the Products on November 30, 2012 for $14 million. The total consideration for the UCB Transaction includes contingent consideration due to UCB

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

based on net sales of the Products during the license period. The fair value of the contingent consideration was $24.1 million as of December 31, 2012. The UCB Transaction was accounted for as a purchase of a business.

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition are as follows (in thousands):

Inventories	$5,986
Acquired product rights	76,520
Receivable from seller related to product expiry	2,114
Manufacturing and supply agreement	1,500
Goodwill, non-deductible	474
Total assets	86,594

Accrued loss on purchase commitment	(3,044)
Contingent consideration:
Payments during the license period	(16,717)
Option purchase price	(5,541)
Total acquisition price	$61,292

Effective January 20, 2011, the Company acquired all the membership interests of Timm Medical Holdings, LLC (Timm) and its wholly owned subsidiary, Timm Medical Technologies, Inc. for a purchase price of $17.1 million, net of cash acquired. Total consideration for this acquisition also included contingent earn-out payments totaling $0.5 million, dependent on Timm exceeding future net sales thresholds. Based on current forecasts, the Company believes that Timm will fail to achieve these sales thresholds, so the Company has reversed the $0.5 million earn-out liability during 2012. If Timm were to exceed certain sales thresholds, the earn-out payments could be as high as $2 million. The direct acquisition-related fees and expenses on this acquisition approximated $0.7 million. These fees were recorded in transaction-related expenses and fees in the accompanying consolidated statements of operations and comprehensive (loss) income. Timm Medical is a recognized leader in products and services for the diagnosis and treatment of urological disorders. The Timm transaction was accounted for as a purchase of a business, and consequently, results of operations reflect the new basis of accounting from the date of the acquisition. Goodwill represents both the assembled workforce

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

and intangible assets that do not qualify for separate recognition and equals the excess of purchase price over the value of the identifiable tangible and intangible assets acquired.

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition were as follows (in thousands):

Accounts receivable, net	$1,385
Inventories, net	412
Prepaid expenses and other current assets	326
Property and equipment	131
Goodwill, non-deductible	10,547
Trade name	4,400
Customer relationships	9,700
Total assets	26,901

Accounts payable	(452)
Other current liabilities	(3,853)
Contingent consideration	(486)
Deferred income taxes	(5,043)
Total acquisition price	$17,067

The purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values.

Effective April 20, 2011, the Company completed a transaction to license and acquire the U.S. rights to Striant (testosterone buccal system) from Columbia Laboratories, Inc. Striant utilizes a novel mucoadhesive technology that allows for oral administration of testosterone using buccal absorption. Striant is the only testosterone replacement therapy that features this unique delivery option. Total consideration for the Striant acquisition included a cash payment of $3.1 million. The Company acquired substantially all the U.S. rights to the Products upon closing of the Striant acquisition. The transaction was accounted for as a purchase of a business, and consequently, results of operations reflect the new basis of accounting from the date of the acquisition. The direct acquisition-related fees and expenses on this acquisition approximated $0.1 million and were recorded in transaction-related expenses and fees in the accompanying consolidated statements of operations and comprehensive (loss) income. Goodwill represents

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

intangible assets that do not qualify for separate recognition and equals the excess of purchase price over the value of the identifiable tangible and intangible assets acquired.

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition are as follows (in thousands):

Inventories	$192
Acquired product rights	2,076
Technology/intellectual property	702
Goodwill, non-deductible	123
Total assets and acquisition price	$3,093

The purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values.

Effective December 29, 2011, the Company acquired all of the capital stock of Slate through a reverse subsidiary merger transaction for a purchase price of $100 million, net of cash acquired. Total consideration for this acquisition also includes contingent earn-out payments of approximately $33.5 million. Earn-out payments during 2012 were 8% of Slate’s net sales, and earn-out payments from 2013 to 2017 will equal 12% of Slate’s net sales. The earn-out period ends on December 31, 2017, and could be terminated earlier if a competitive implantable product is introduced into the market. There is no limit on the royalties that can be earned from 2013 to 2017. If Slate launches the pipeline product defined in the Agreement and Plan of Merger between Slate and the Company, the Company will owe a one-time lump-sum payment ranging from $10 million to $20 million. In addition, earn-out payments on the pipeline product would equal 8% of sales from the date of the pipeline product’s launch through the date of patent expiration of the pipeline product. The direct acquisition-related fees and expenses on this acquisition approximated $2.0 million and were recorded in transaction-related expenses and fees in the accompanying consolidated statements of operations and comprehensive (loss) income. Slate is focused on the acquisition, development, and commercialization of products for the treatment of selected diseases and conditions of maturing men and owns the product rights and markets Testopel in the U.S. Testopel is used for the treatment of testosterone deficiency in aging men as well as androgen deficiency caused by other conditions. The Slate transaction was accounted for as a purchase of a business, and consequently, results of operations reflect the new basis of accounting from the date of the acquisition. The purchase consideration was reduced by $0.8 million during the measurement period resulting from the resolution of preliminary working capital estimates.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

Goodwill represents both the assembled workforce and intangible assets that do not qualify for separate recognition and equals the excess of purchase price over the value of the identifiable tangible and intangible assets acquired.

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition were as follows (in thousands):

Accounts receivable, net	$3,923
Inventories, net	1,175
Prepaid expenses and other current assets	317
Property and equipment	513
Goodwill, non-deductible	42,027
Acquired product rights	124,700
Total assets	172,655

Accounts payable	(3,909)
Other current liabilities	(1,034)
Contingent consideration	(27,500)
Deferred income taxes	(40,926)
Total acquisition price	$99,286

The purchase price was allocated to identifiable assets acquired and liabilities assumed based upon their estimated fair values, which were preliminary as of December 31, 2011. Accordingly, there were final adjustments to the purchase price allocation during 2012, including revised fair value estimates for inventory, accounts payable, other current liabilities, and deferred income taxes.

On June 20, 2012, the Company acquired the assets of Bartor for an estimated total consideration of $25 million. The direct acquisition-related fees and expenses on this acquisition approximated $0.2 million and were recorded in transaction-related expenses and fees in the accompanying consolidated statements of operations and comprehensive (loss) income. Bartor was the sole supplier of Testopel, and as such, the acquisition allowed the Company to vertically integrate. Bartor’s manufacturing facility in New York and related fixed assets have been fair-valued in the aggregate. The Bartor transaction was accounted for as a purchase of a business, and consequently, results of operations reflect the new basis of accounting from the date of the acquisition. Goodwill represents intangible assets that do not qualify for separate recognition and equals the excess of purchase price over the value of the identifiable tangible and intangible assets acquired.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

3. Acquisitions (continued)

The components of the acquisition price and allocation to the assets and liabilities based on their estimated fair values at the date of the acquisition were as follows (in thousands):

Land	$430
Fixed assets	20,000
Goodwill, deductible	4,570
Total assets and acquisition price	$25,000

The purchase price was allocated to identifiable assets acquired based upon their estimated fair values.

The Company applied the accounting requirements of the Financial Accounting Standards Board’s ASC 805, Business Combinations, for all acquisitions.

The Company made provisional estimates for historical tax positions taken by Slate and for certain other assets acquired and liabilities assumed. The Company has retrospectively adjusted the provisional amounts recognized at the acquisition date to reflect new information obtained during the measurement period about facts and circumstances that existed as of the acquisition date that, if known, would have affected the measurement of the amounts recognized as of that date.

4. Accounts Receivable and Concentration of Credit Risk

A significant percentage of the Company’s branded pharmaceutical products are sold to end users through a relatively small number of pharmaceutical wholesalers, which make up the primary pharmaceutical distribution chain in the United States. AmerisourceBergen Health Corporation (Amerisource), Cardinal Health, Inc. (Cardinal), and McKesson Drug Company (McKesson) are all distributors of the Company’s products. Aside from these three wholesale drug distributors, no other customers accounted for more than 10% of sales or trade receivables for the indicated dates and periods.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

4. Accounts Receivable and Concentration of Credit Risk (continued)

The following table sets forth the percentage of the Company’s sales and accounts receivable attributable to these three distributors for the years ended December 31, 2012, 2011, and 2010:

	2012		2011		2010
	Sales	Accounts	Sales	Accounts	Sales	Accounts

Amerisource	6%	10%	9%	8%	14%	15%
Cardinal	14	26	21	21	28	28
McKesson	28	37	43	30	50	46
Total	48%	73%	73%	59%	92%	89%

Revenues from these customers are included within the Company’s branded pharmaceuticals segment. No customers within the Company’s non-drug medical device segment or TRT segment accounted for greater than 10% of the Company’s sales or accounts receivable for 2012, 2011, or 2010.

The Company derives a majority of its total revenues from a limited number of products. Products that accounted for 10% or more of the Company’s total revenues during the years ended December 31, 2012, 2011, and 2010 were as follows:

	2012	2011	2010
Testopel	39%	—	—
Edex	26%	39%	47%
Theo-24	13%	23%	32%
Osbon ErecAid	8%	16%	—

The Company is generally dependent on single-source suppliers for the manufacture and supply of a substantial portion of its branded pharmaceutical products and medical device products. In addition, the Company utilizes DDN Pharmaceutical Logistics for business processing outsourcing, warehouse, and distribution services.

No bad debt reserve for branded pharmaceutical receivables has been established as of December 31, 2012 and 2011. The consolidated bad debt reserve was $0.3 million and $0.2 million as of December 31, 2012 and 2011, respectively.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

4. Accounts Receivable and Concentration of Credit Risk (continued)

The Company estimates the allowance for doubtful accounts by analyzing those accounts receivable that have reached their due date and by applying rates based upon historical write-off trends and specific reserves. Accounts are written off sooner in the event of a bankruptcy or other circumstances that make further collection unlikely. When deemed probable that a customer account is uncollectible, that balance is written off against the existing allowance.

To help control its credit exposure, the Company routinely monitors the creditworthiness of customers, reviews outstanding customer balances, and records allowances for bad debts as necessary. Historical credit loss has not been significant. The Company does not require collateral from its customers.

5. Debt

Loan Agreements

On July 29, 2010, the Company entered into a Credit Agreement (the Original Credit Agreement) with General Electric Capital Corporation (GE Capital) as agent for several financial institutions (the Lenders) to fund a portion of the acquisition of the license and purchase of the Products under the UCB Transaction, provide for working capital, capital expenditures and other general corporate purposes of the Company and fund certain fees and expenses associated with the funding of the Original Credit Agreement and consummation of the UCB Transaction. The Original Credit Agreement was amended January 20, 2011, increasing the borrowing capacity by an additional $10 million to finance a portion of the Timm acquisition that is described in Note 3.

On December 29, 2011, the Company amended the Original Credit Agreement to establish a $70 million, five-year senior secured term loan facility and a $20 million, five-year senior secured revolving credit facility (the Amended Credit Agreement) with GE Capital as agent for the Lenders. The Amended Credit Agreement was established primarily to finance the acquisition of Slate (as described in Note 3) and is available for working capital and general corporate purposes. The Amended Credit Agreement also permits additional capacity for swingline loans subject to certain conditions and up to $30 million of additional revolving or term loan commitments from one or more of the existing lenders or other lenders with the consent of GE Capital, without the need for consent from any of the other existing lenders under the Amended Credit Agreement.

On June 20, 2012, the Company borrowed an additional $26.3 million under the Amended Credit Agreement to finance the acquisition of Bartor.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

5. Debt (continued)

At the Company’s election, borrowings under the Amended Credit Agreement bear interest at a rate equal to either (i) the Base Rate (defined as the highest of the Wall Street Journal prime rate, the federal funds rate plus 3%, or LIBOR) plus an applicable margin equal to 3.75% or (ii) LIBOR plus an applicable margin equal to 4.75%.

On December 29, 2011, the Company also established a $20 million, six-year senior subordinated term loan facility (the Subordinated Facility) with Fifth Street Finance Corp. as Agent and Lender. This term loan is specifically subordinate to the Amended Credit Agreement. The Subordinated Facility was established primarily to finance the acquisition of Slate and is available for working capital and general corporate purposes. Borrowings under the Subordinated Agreement bear interest at an aggregate rate of 13.5% per annum that consists of 12% payable in cash and 1.5% payable in cash or, at the option of the Company, added to the outstanding term loan. During 2012, the Company elected to add the 1.5% of additional interest to the outstanding term loan, resulting in $0.3 million of additional debt principal. The Subordinated Facility shall terminate, and all amounts outstanding thereunder shall be due and payable on December 29, 2017, as specified in the Subordinated Agreement.

Outstanding Balances

Total debt consists of the following at December 31, 2012 and 2011 (in thousands):

	2012	2011

Term debt — Amended Credit Agreement	$91,801	$70,000
Subordinated facility	20,309	20,000
Less current portion	(4,832)	(3,500)
Total long-term debt	107,278	86,500

Less discount, net	(2,116)	(2,114)
Total debt — long-term	$105,162	$84,386

The effective interest rate for the term debt was approximately 5.8% at December 31, 2012, and 6.2% at December 31, 2011. The effective rate for the Subordinated Facility was 13.5% at December 31, 2012 and 2011. The loan balance on the revolving credit facility was zero at December 31, 2012 and 2011.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

5. Debt (continued)

Future minimum principal payments of the debt as of December 31, 2012, are as follows (in thousands):

2013	$4,832
2014	9,663
2015	12,079
2016	65,227
2017	20,309
Total	$112,110

Debt Discounts and Deferred Financing Costs

A discount of $0.7 million associated with the Original Credit Agreement was recorded at the date of the agreement in 2010. During 2011, the Company paid debt discount fees of $0.2 million for an amendment of the Original Credit Agreement, $1.8 million related to the Amended Credit Agreement, and $0.7 million in conjunction with the Subordinated Facility. During 2012, the Company paid debt discount fees of $0.5 million in conjunction with the additional $26.3 million of term debt to finance the Bartor acquisition. The debt discount fees are amortized to interest expense over the term of the related loans using the effective interest method.

During the year ended December 31, 2011, the Company capitalized deferred financing costs of $0.2 million associated with the Original Credit Agreement. The Company paid $2.0 million in deferred financing costs related to the Amended Credit Agreement and Subordinated Facility during 2011. During 2012, the Company paid $0.6 million in deferred financing costs in conjunction with the additional $26.3 million of term debt to finance the Bartor acquisition.

In conjunction with the execution of the Amended Credit Agreement during 2011, certain Lenders exited the lending group, and certain Lenders substantially modified their lending terms as defined in ASC 470-50, Debt — Modifications and Extinguishment. The Company recorded a loss on debt extinguishment for these lenders of $1.4 million during 2011, which was comprised of $0.4 million of deferred financing fee write-offs and $1.0 million of debt discount write-offs.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

5. Debt (continued)

The following table provides a rollforward of the deferred financing costs and debt discount fees from December 31, 2011 to December 31, 2012 (in thousands):

	Balance, Net December 31, 2011	Additions	Amortization	Balance, Net December 31, 2012

Deferred financing costs	$2,529	$637	$(601)	$2,565
Debt discount fees	$2,114	$526	$(524)	$2,116

Covenants

Both the Amended Credit Agreement and Subordinated Facility (collectively, the Agreements) contain affirmative, negative, and financial covenants. In addition, the Company’s obligations under the Agreements could be accelerated upon the occurrence of an event of default under the Agreements, which includes events of default, including, without limitation, payment defaults, defaults in the performance of affirmative and negative covenants, the inaccuracy of representations or warranties, bankruptcy and insolvency-related defaults, defaults relating to judgments, defaults relating to certain governmental enforcement actions, and a change of control default. Upon the occurrence of any event of default under the Agreements, the Company is to pay interest equal to an additional 2.0% per annum. The Amended Credit Agreement is secured by substantially all of the Company’s assets.

6. Fair Value Measurements

The Company held certain assets and liabilities that are required to be measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level inputs are defined as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities on the reporting date.

Level 2 — Inputs other than quoted market prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. If the asset or liability has a specified (contractual) term, a Level 2 input must be observable for substantially the full term of the asset or liability.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

6. Fair Value Measurements (continued)

Level 3 — Inputs that are unobservable for the asset or liability.

Assets and liabilities measured at fair values on a recurring basis are summarized as follows (in thousands):

	December 31, 2012				December 31, 2011
	Total	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$15,513	$15,513	$—	$—	$10,396	$10,396	$—	$—
Interest rate cap	1	—	1	—	18	—	18	—
Total assets	$15,514	$15,513	$1	$—	$10,414	$10,396	$18	$—

Liabilities
Interest rate swap	$225	$—	$225	$—	$—	$—	$—	$—
Contingent considerations	57,660	—	—	57,660	48,799	—	—	48,799
Total liabilities	$57,885	$—	$225	$57,660	$48,799	$—	$—	$48,799

The Level 2 asset is an interest rate cap whose fair value is derived from discounted cash flows adjusted for nonperformance risk. The Level 2 liability is an interest rate swap whose fair value is derived from discounted cash flows using LIBOR interest rates.

The Level 3 liability is contingent consideration related to the acquisition of product lines, as described in Notes 3 and 7. Fair value is determined using a discounted cash flow model based on assumptions and projections relevant to revenues. Assumptions include the expected value of the options and royalties due on the settlement dates, volatility of product supply, demand and prices, and the Company’s cost of debt. The fair value calculation of the UCB contingent consideration resulted in a $15.8 million and a $2.5 million reduction in operating income and net income during 2012 and 2011, respectively. The fair value calculation of the Slate contingent consideration resulted in a $5 million reduction in operating income and net income during 2012. The revised estimate of the Timm contingent consideration resulted in a $0.5 million increase in operating income and net income during 2012. The changes in estimates are recorded as change in fair value of contingent considerations in the accompanying consolidated statements of operations and comprehensive (loss) income.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

6. Fair Value Measurements (continued)

The activity in the accounts related to the liability measured at fair value using significant unobservable inputs (Level 3) for the year ended December 31, 2012, is as follows (in thousands):

Contingent Consideration

Beginning balance	$48,799
Change in estimate	20,278
Accretion of discounted liability to fair value	5,907
UCB Transaction option purchase price payment	(6,802)
Royalty payments	(10,522)
Ending balance	$57,660

As discussed in Note 2, the Company acquired the product rights to various products during 2010, including Dilatrate and Levatol. The Company determined that indicators of impairment existed for these two product rights during 2011, and the Company estimated the fair value of these intangible assets using a discounted cash flow model (a Level 3 measurement within the fair value hierarchy). This change in estimate resulted in an impairment loss that reduced both operating income and net income by $3.2 million. The impairment loss is recorded in intangible assets impairment in the accompanying consolidated statements of operations and comprehensive (loss) income.

As of December 31, 2012 and 2011, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities, and other current assets and liabilities approximates fair value due to the short maturities of these instruments. The carrying value of the note payable approximates fair value due to the financing being a recent transaction with a third party.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

7. Leases and Commitments

The Company has entered into various operating lease agreements for office space. Rental expense amounted to $0.6 million, $0.3 million, and less than $0.1 million for the years ended December 31, 2012, 2011, and 2010, respectively.

As of December 31, 2012, total future annual minimum lease payments related to noncancelable operating leases are as follows (in thousands):

2013	$667
2014	558
2015	335
2016	343
2017	352
Thereafter	825
$3,080

On December 29, 2011, the Company executed a sublease of Slate’s corporate offices to Sprout Pharmaceuticals, Inc. (Sprout). Pursuant to the terms of the sublease, Sprout leased a small portion of the office through June 29, 2012, and began to lease the entire corporate office space thereafter. Total minimum rentals to be received from Sprout under the noncancelable sublease are approximately $1.6 million over a remaining period of approximately 6.5 years.

In conjunction with the UCB Transaction, the Company entered into a Manufacturing and Supply Agreement (Supply Agreement) with an affiliate of UCB to supply several of the Products. Under the Supply Agreement, the applicable Products are charged to the Company at a supply price of historical cost plus a 10% markup fee. During 2012, the Company exercised the option to extend the Supply Agreement to 2016. There are no minimum purchase commitments in this Supply Agreement.

Also in conjunction with the UCB Transaction, the Company assumed another of UCB’s supply agreements for one of the Products that contains minimum purchase commitments in excess of quantities expected to be sold and consumed by end users in the normal course of business prior to product expiry. UCB is required under the License and Asset Purchase Agreement to reimburse the Company for (a) the incremental product returns of Short-Dated Product (has at least 6 months’ but less than 12 months’ remaining shelf life prior to expiration) as attributable to dating or expiration over and above the Company’s accrual for product returns with respect to

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

7. Leases and Commitments (continued)

the Product that is not Short-Dated Product, up to the total amount of such Short-Dated Product actually sold by the Company, and (b) to the extent that the Company is unable to sell any Product, supplied after the closing date of the UCB Transaction, before it expires or otherwise becomes unsalable in the normal course, then UCB shall reimburse the Company for the book value of all such expired or unsalable Product, to be determined in accordance with GAAP, provided that the aggregate amount that UCB shall be obligated to pay the Company shall not exceed $3 million.

The Company recorded a $3 million liability for the estimated loss on this purchase commitment as part of the purchase accounting in 2010. This liability is included in other accrued expenses and liabilities on the consolidated balance sheets. During 2012, 2011, and 2010, the Company received approximately $1 million, $2 million, and $2 million, respectively, of unusable product pursuant to this arrangement, resulting in a reduction in the recorded liability and an increase in inventory valuation reserves. The reimbursement due from UCB was $2.4 million, $1.8 million, and $1.8 million as of December 31, 2012, 2011, and 2010, respectively.

As part of the consideration for the UCB, Timm, and Slate acquisitions (as described in Note 3), the Company could be contractually obligated to pay additional purchase price consideration upon the achievement of certain revenue milestones. The Company updates its assumptions each reporting period, based on new developments, and records such amounts at fair value until such consideration is satisfied. The table below summarizes management’s estimate for contingent consideration payments related to the UCB, Timm, and Slate acquisitions for the years ended December 31, 2012, and beyond assuming all contingent consideration payments occur (in thousands):

2013	$23,211
2014	14,554
2015	18,217
2016	15,355
2017	9,971
Thereafter	21,859
103,167
Less interest discount to fair value	(45,507)
$57,660

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

8. Equity Membership

The Limited Liability Company Agreement (the LLC Agreement) created three classes of shares: common units, Class A preferred units, and Class B preferred units. The number of preferred and common units are authorized as the Board determines from time to time. The members’ liability under the LLC Agreement is limited to their capital contributions.

Common Units

Subject to the terms of the LLC Agreement, the Unit Purchase Agreement, and the Securityholders Agreement, the Company is permitted to issue an unlimited number of units designated as common units. As of December 31, 2012, there are 2,979,997 common units issued and outstanding. Each common unit is entitled to one vote (subject to vesting restrictions). To the extent the Board makes distributions, common unitholders participate only after distributions equal to any unpaid yield and unreturned capital, with respect to both the Class A and Class B preferred units, are made. To the extent that certain common units are subject to vesting periods, the Company is required to reserve the portion of the distribution that otherwise would be made with respect to the unvested unit until the unit either vests, in which case the reserved amount is distributed to the holder, or expires or is canceled, acquired, or repurchased by the Company, in which case the amount is distributed among the remaining holders of common units. The common unitholders would also be entitled to certain tax distributions.

Class A Preferred Units

The Company may issue an unlimited number of Class A preferred units. As of December 31, 2012, there are 107,679 Class A preferred units issued and outstanding. The LLC Agreement provides that any unreturned capital invested in exchange for Class A preferred units is entitled to a preferred yield on such unreturned capital (and unpaid preferred yield), which is accrued on a daily basis at the rate of 8% per annum, compounded on a quarterly basis. As of December 31, 2012, the accrued dividends on Class A preferred units were $15.1 million. After issuance, each Class A preferred unit would be entitled to one vote on matters submitted to the holders of Class A preferred units.

To the extent the Board makes distributions, holders of Class A preferred units would have priority over all other unitholders, first, with respect to unpaid yield and, second, with respect to unreturned capital applicable to the Class A preferred units. The Class A preferred unitholders would also be entitled to certain tax distributions.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

8. Equity Membership (continued)

Class B Preferred Units

The Company may issue an unlimited number of Class B preferred units. As of December 31, 2012, there are no Class B preferred units issued and outstanding. The LLC Agreement provides that any unreturned capital invested in exchange for Class B preferred units is entitled to a preferred yield on such unreturned capital (and unpaid preferred yield), which is accrued on a daily basis at the rate of 8% per annum, compounded on a quarterly basis.

After issuance, each Class B preferred unit would be entitled to one vote on matters submitted to the unitholders.

To the extent the Board makes distributions, holders of Class B preferred units are paid only after distributions equal to any unpaid yield and unreturned capital with respect to the Class A preferred units, but have priority over all common unitholders, first, with respect to unpaid yield and, second, with respect to unreturned capital applicable to the Class B preferred units. The Class B preferred unitholders would also be entitled to certain tax distributions.

The Company, GTCR, and certain other securityholders of the Company are party to a Securityholders Agreement dated March 2, 2009 (the Securityholders Agreement). The parties to the Securityholders Agreement are generally prohibited from transferring any of the Company’s securities without consent by holders of a majority of the Company’s securities held by GTCR. The Securityholders Agreement also provides, among other things, (i) customary tag-along rights to other securityholders in the event GTCR intends to transfer its company securities; (ii) first refusal rights in the event of a permitted sale; (iii) customary drag-along rights in the event the Required Interest, as defined (currently, a majority of the common units), approves a sale of the Company; and (iv) an obligation to cooperate in an initial public offering approved by the Board or GTCR. The Company, GTCR, and certain other securityholders of the Company have also entered into a registration rights agreement providing demand and piggyback registration rights with respect to the Company’s equity.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

9. Revenue Deductions

Government Chargebacks

The majority of the Company’s branded pharmaceuticals products are distributed through independent pharmaceutical wholesalers. In accordance with industry practice, sales to wholesalers are initially transacted at wholesale list price. The wholesalers then generally sell to an end user, primarily federal government organizations, including the Veterans Administration, at a lower price previously contractually established between the end user and the Company.

When the Company initially records a sale to a wholesaler, the sale and resulting receivable are recorded at the Company’s list price. However, experience indicates that most of these selling prices will eventually be reduced to a lower, end-user contract price. Therefore, at the time of the sale, a contra asset is recorded for, and revenue is reduced by, the difference between the list price and the estimated average end-user contract price. This contra asset is calculated by product code, taking the expected number of outstanding wholesale units sold that will ultimately be sold under end-user contracts multiplied by the anticipated, weighted-average contract price.

When the wholesaler ultimately sells the product, the wholesaler charges the Company, or issues a chargeback, for the difference between the list price and the end-user contract price, and such chargeback is offset against the initial estimated contra asset.

The significant estimates inherent in the initial chargeback provision relate to wholesale units pending chargeback and to the ultimate end-user contract-selling price. The Company bases the estimate for these factors on internal, product-specific sales and chargeback processing experience, estimated wholesaler inventory stocking levels, current contract pricing, expectation for future contract pricing changes, and information management systems (IMS) data. The Company’s chargeback provision is potentially affected by a number of market conditions, including competitive pricing, competitive products, and other changes affecting demand in both the distribution channel and with health care providers.

The Company relies on internal data, external IMS data, and management estimates in order to estimate the amount of inventory in the channel subject to future chargeback. The amount of product in the channel comprises product at the distributor and product that the distributor has yet to report as end-user sales. Physical inventory in the channel is estimated by evaluation of the Company’s monthly sales to the wholesalers and the Company’s knowledge of inventory turnover at these major wholesalers. The Company estimates yet-to-be-reported end-user sales based on a historical average number of days to process chargeback activities from the date of

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

9. Revenue Deductions (continued)

the end-user sale. A 1% decrease in estimated end-user contract-selling prices would reduce net revenue for the 12 months ended December 31, 2012, by less than $0.1 million, and a 1% increase in wholesale units pending chargeback for the 12 months ended December 31, 2012, would reduce net revenue by less than $0.1 million.

The provision for chargebacks is presented in the consolidated financial statements as a reduction of revenues. The activity in the accounts related to accrued chargebacks for the years ended December 31, 2012 and 2011, is as follows (in thousands):

	2012	2011	2010

Balance at beginning of year	$989	$1,780	$—
Provision for chargebacks	12,559	8,901	4,116
Actual chargebacks	(12,537)	(9,692)	(2,336)
Balance at end of year	$1,011	$989	$1,780

Cash Discounts

For branded pharmaceutical products, the Company offers cash discounts, approximating 2% of the gross sales price, as an incentive for prompt payment and occasionally may offer greater discounts and extended payment terms in support of product launches or other promotional programs. The Company’s wholesale customers typically pay within terms, and the Company accounts for cash discounts by reducing net sales and accounts receivable by the full amount of the discount offered at the time of sale. The Company considers payment performance and adjusts the accrual to reflect actual experience.

Sales Returns

The Company’s return policy permits customers to return products within a window of time before and after the expiration of product dating. The Company reserves for product returns and other customer credits at the time of sale by applying historical experience factors. The Company reserves specifically for known outstanding returns and credits. The effect of any changes in estimated returns is taken in the current period’s income.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

9. Revenue Deductions (continued)

For returns of established products, the Company determines its estimate of the sales return accrual primarily based on historical experience but also considers other factors that could affect sales returns. These factors include levels of inventory in the distribution channel, estimated shelf life, product recalls, product discontinuances, price changes of competitive products, and introductions of competitive new products.

Contractual Allowances

Contractual allowances, generally rebates or administrative fees, are offered to certain branded pharmaceuticals wholesale customers, group purchasing organization, and end-user customers. Settlement of rebates and fees may generally occur from one to five months from date of sale. The Company reserves for contractual allowances at the time of sale based on the historical relationship between sales and such allowances. Contractual allowances are reflected in the consolidated financial statements as a reduction of revenues and as a current accrued liability.

Testopel Volume Discounts

The Company offers discounts ranging from 10% to 20% for each Testopel sales order that exceeds specified volume thresholds. These discounts are offered on an individual order basis. In addition, the Company offers credit card discounts, approximating 5% of the gross sales price, as an incentive for payments at the time of sale.

10. Income Taxes

Included in the consolidated operations and financial position of the Company are various tax entities, including limited liability companies (treated as partnerships for income tax purposes) and two Subchapter C corporations: Slate Pharmaceuticals, Inc. and Timm Medical Technologies, Inc. Generally, limited liability companies taxed as partnerships for income tax purposes do not pay federal or state income taxes at the partnership level. Instead, the owners of LLC interests (Members) are liable for income taxes on their respective share of the LLC’s taxable income. There are a limited number of states that impose an entity-level tax on LLCs. Subchapter C corporations do pay federal and state income taxes on taxable income, including their share of taxable income from investments in LLCs.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

The Company’s income tax (benefit) provision for the years ended December 31, 2012, 2011, and 2010 are as follows (in thousands):

	2012	2011	2010

Current	$1,693	$575	$237
Deferred	(2,282)	(637)	(287)
Total income tax benefit	$(589)	$(62)	$(50)

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. With respect to Slate’s investment in Actient Therapeutics LLC, the Company has excluded non-deductible goodwill from the basis differential used to calculate deferred taxes.

Significant components of the deferred tax assets and deferred tax liabilities as of December 31, 2012 and 2011, are as follows (in thousands):

	2012	2011
Deferred tax assets:
Inventory valuation	$111	$102
Accruals and reserves	390	460
Contingent consideration	1,155	890
UCB Transaction option purchase price payment	735	930
Net operating loss carryforwards	4,138	4,654
Other	543	433
	7,072	7,469
Valuation allowance	—	(372)
Net deferred tax assets after valuation allowance	7,072	7,097

Deferred tax liabilities:
Amortization of intangible assets	(5,642)	(50,700)
Royalties	(394)	(270)
Investment in Actient Therapeutics LLC	(43,290)	—
Other	(128)	(166)
	(49,454)	(51,136)
Net deferred tax liabilities	$(42,382)	$(44,039)

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

The total current and non-current deferred tax assets at December 31, 2012, were $0.6 million and $0.5 million, respectively. The total current and non-current deferred tax assets at December 31, 2011, were $0.8 million and $0.3 million, respectively. Current deferred tax assets are recorded in prepaid expenses and other current assets on the consolidated balance sheets, and non-current deferred tax assets are recorded in other assets on the consolidated balance sheets. Non-current deferred tax liabilities were $43.5 million and $45.1 at December 31, 2012 and 2011, respectively. The Company’s effective tax rate for the year ended December 31, 2012, was 6.98% for the Subchapter C corporation entities and (1.84)% for the limited liability companies.

The difference between the tax provision computed by applying the statutory federal income tax rate of 34% to income before taxes and the actual income tax provision is due primarily to LLC income (loss) not subject to federal or state income tax, permanent timing differences related to contingent consideration adjustments, and state and local taxes, as well as interest expense accrued on uncertain tax positions.

The Company accounts for uncertainties in income tax positions under the provisions of ASC 740-10. The standard utilizes a single model to address uncertainty in tax positions and clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the consolidated financial statements. The provisions apply to all material tax positions in all tax jurisdictions for all open tax years. The standard establishes a two-step process for evaluating tax positions. Step 1 — Recognition, requires the Company to determine whether a tax position, based solely on its technical merits, has a likelihood of more than 50% (more likely than not) to be sustained upon examination. Step 2 — Measurement, which is addressed only if Step 1 has been satisfied, requires the Company to measure the tax benefit as the largest amount of benefit, determined on a cumulative probability basis, that is more likely than not to be realized upon ultimate settlement.

The Company files tax returns in the U.S. federal jurisdiction and various state jurisdictions. With certain exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by authorities for years before 2009.

As of December 31, 2012, the Company has federal net operating loss carryforwards of approximately $10.9 million for tax purposes, which will expire in 2031, and state net operating loss carryforwards of approximately $5.6 million, which will begin to expire between 2014 and 2031.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

10. Income Taxes (continued)

The Company records accrued interest and penalties related to unrecognized tax benefits in income tax expense. The Company recognized less than $0.1 million in interest and penalties for the year ended December 31, 2012, and $0.2 million for the year ended December 31, 2011.  There were no penalties or interest for the year ended December 31, 2010. The Company expects a significant decrease in the amount of unrecognized tax benefits, of $2.7 million, in the next year due to the expiration of the 2009 federal statute of limitations related to a position taken with respect to cancellation of debt income.

11. Related-Party Transactions

The Company has entered into a Professional Services Agreement with GTCR, principal financial investor in the Company, whereby GTCR provides management and financial consulting services to the Company for an annual management fee equal to $0.5 million. Such management fee began to accrue at the inception of the Company and is payable in advance on a quarterly basis following the EBITDA trigger date. The Company achieved the EBITDA requirements during 2011, resulting in a payment of $1.4 million in settlement of management fees due from inception through December 31, 2011. The Company paid $0.5 million of management fees to GTCR during 2012.

In addition, the Company shall concurrently pay to GTCR a placement fee in immediately available funds in an amount equal to 1.0% of the gross amount of any equity and/or debt financings, excluding amounts contributed by employees of the Company. The cost of placement fees paid to GTCR is recorded as a reduction in the amount of the equity and/or debt financing. Amounts paid to GTCR related to the placement fee were $0.3 million, $1.8 million, and $0.8 million during 2012, 2011, and 2010, respectively.

12. Regulatory Matters

The Company is subject to regulatory oversight by the FDA and other regulatory authorities with respect to the development and manufacturing of its products. Failure to comply with regulatory requirements could have a significant adverse effect on the Company’s business and operations.

Actient Holdings LLC

Notes to Consolidated Financial Statements (continued)

13. Litigation

The Company is from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include patent infringement assertions and, product liability assertions, and also that the use of the Company’s products has caused personal injuries. The Company intends to defend vigorously any such litigation that may arise under all defenses that would be available to the Company. Legal fees and other expenses related to litigation are expensed as incurred and included in selling, general, and administrative expenses. Contingent accruals are recorded when the Company determines that a loss is both probable and reasonably estimable. The Company does not believe that any of these proceedings, separately or in the aggregate, would be expected to have a material adverse effect on the Company’s financial position, results of operations, or cash flows. Because legal proceedings and other contingencies are inherently unpredictable, the Company’s assessments involve significant judgment regarding future events.

14. Subsequent Events

The Company evaluated events and transactions occurring subsequent to December 31, 2012, through March 18, 2013, the date the consolidated financial statements were available to be issued. During this period, there were no subsequent events requiring recognition in the consolidated financial statements that have not been recorded. In addition, there were no unrecognized events requiring disclosure.